                                                                   EXHIBIT 10.31
                                                                   -------------


                                LEASE AGREEMENT

                           (Multi-Tenant Industrial)

INDEX
-----

(S)      Section                                                                                        Page
------------------------------------------------------------------------------------------------------------
1.       Summary of Terms and Certain Definitions. ...................................................   1

2.       Premises.....................................................................................   2

3.       Construction of the Base Building; Certification of Square Footage...........................   2

4.       Use; Compliance..............................................................................   3

5.       Term ........................................................................................   5

6.       Minimum Annual Rent..........................................................................   5

7.       Operation of Property; Payment of Expenses...................................................   6

8.       Signs ......................................................................................   12

9.       Alterations and Fixtures ...................................................................   12

10.      Mechanics' Liens ...........................................................................   13

11.      Landlord's Right of Entry ..................................................................   13

12.      Damage by Fire or Other Casualty ...........................................................   13

13.      Condemnation ................................................................................  14

14.      Non-Abatement of Rent .......................................................................  15

15.      Indemnification .............................................................................  15

16.      Waiver of Claims ............................................................................  16

17.      Quiet Enjoyment .............................................................................  16

18.      Assignment and Subletting ...................................................................  16

19.      Subordination; Mortgagee's Rights ...........................................................  17

20.      Recording; Estoppel Certificates ............................................................  18

21.      Surrender; Abandoned Property. ..............................................................  19

22.      Curing Tenant's Defaults ....................................................................  19

23.      Defaults - Remedies..........................................................................  20

24.      Representations of Tenant ...................................................................  22

25.      Liability of Landlord .......................................................................  22

26.      Interpretation; Definitions .................................................................  23

27.      Notices .....................................................................................  24

28.      Tenant Improvements; Tenant Improvement Allowance; Commencement .............................  24

29.      Parking......................................................................................  28

30.      Telecommunications...........................................................................  28

31.      Landlord's Environmental Representations.....................................................  28

32.      Extension Option.............................................................................  29

33.      Right of First Offer: Building...............................................................  30

34.      Right of First Offer: Project................................................................  31

35.      Closing Contingency..........................................................................  31

36.      Site Development.............................................................................  32

37.      Tenant Contingencies.........................................................................  33

38.      Broker's Commission..........................................................................  33

39.      Satellite Dish...............................................................................  34

40.      Backup-Generator.............................................................................  35

     THIS LEASE AGREEMENT is made by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership ("LANDLORD") with its address at 10400 Viking Drive, Suite 130, Eden Prairie, Minnesota 55344, and MGI PHARMA, INC., a corporation organized under the laws of Minnesota ("TENANT") with its address at 6300 West Old Shakopee Road, Suite 110, Bloomington, Minnesota 55438 and is dated as of the date on which this lease has been fully executed by Landlord and Tenant.

1.   Summary of Terms and Certain Definitions.

     (a)  "PREMISES":       Approximate rentable square feet:  75,000
          (Section 2)       Suite 100

     (b)  "BUILDING":       Approximate rentable square feet:  103,050
          ((S)2)            Address:    5775 Old Shakopee Road
                                        Bloomington, Minnesota 55438

     (c)  "TERM"            Eighty-four (84) months plus any partial month from
          ((S)5)            the Commencement Date until the first day of the
                            first full calendar month during the Term

          (i)   "COMMENCEMENT DATE":  See Section 28(f)

          (ii)  "EXPIRATION DATE":  See Section 5

     (d)  Minimum Rent ((S)6) & Operating Expenses ((S)7)

          (i) "MINIMUM ANNUAL RENT": $937,500.00 (Nine Hundred Thirty-seven Thousand Five Hundred and 00/100 Dollars), payable in monthly installments of $78,125.00 (Seventy-eight Thousand One Hundred Twenty-five and 00/100 Dollars), based on $12.50 per rentable square foot for the first lease year, increased as follows:

   Lease Year             Annual          Monthly          PSF
   ----------             ------          -------          ---

       2                 957,000.00     $79,750.00       $12.76
       3                 977,250.00      81,437.50        13.03
       4                 997,500.00      83,125.00        13.30
       5               1,019,250.00      84,937.50        13.59
       6               1,040,250.00      86,687.50        13.87
       7               1,062,750.00      88,562.50        14.17

          (ii) Estimated "ANNUAL OPERATING EXPENSES": $149,250.00 (One Hundred Forty-nine Thousand Two Hundred Fifty and 00/100 Dollars), based on estimated annual Operating Expenses of $1.99 per rentable square foot for calendar year 2001, subject to adjustment ((S)7(a))

     (e) "PROPORTIONATE SHARE" ((S)7(a)): 72.78% (Ratio of approximate rentable square feet in the Premises to approximate rentable square feet in the Building)

     (f) "USE" ((S)4): Any permitted use under applicable zoning and city approvals, subject to the provisions of Section 4

     (g) "PROJECT": means the West Bloomington Technology Park, a business park consisting of one or more buildings that may be developed by Landlord in accordance with the Site Plan.

     (h)  "SITE PLAN": means the Site Plan attached to this lease as Exhibit
          "G".

     (i)  CONTENTS: This lease consists of the Index, pages 1 through 11 containing Sections 1 through 38 and the following, all of which are attached hereto and made a part of this lease:
                    Exhibits:    "A" - Plan showing Premises
                                 "B" - Base Building Plans & Site Improvements
                                 "C" - Building Rules
                                 "D" - Commencement Certificate Form
                                 "E" - Exclusions from Operating Expenses
                                 "F" - Estoppel Certificate Form
                                 "G" - Site Plan
                                 "H" - Sign Criteria
                                 "I" - Tenant's Removable Equipment
                                 "J" - Tenant's Fit Plan

2. Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises as shown on attached Exhibit "A" consisting of approximately 75,000 rentable square feet within the Building (the Building and the lot on which it is located, the "PROPERTY") to be constructed by Landlord in accordance with Section 3 below, together with the nonexclusive right with Landlord and other occupants of the Building to use all areas and facilities provided by Landlord for the use of all tenants in the Property including any driveways, sidewalks and parking, loading and landscaped areas (the "COMMON AREAS").

3. Construction of the Base Building; Certification of Square Footage. The base Building shell and the site improvements necessary to the use and occupancy of the base Building, including parking areas, utilities, driveways and related infrastructure serving the Building (the "Site Improvements") shall be completed by Landlord substantially in accordance with the plans listed on attached Exhibit "B". Exhibit "B" describes in detail the specific Site Improvements that serve the Building and that must be substantially completed prior to the Commencement Date. All construction shall be done in a good and workmanlike manner and shall comply in all material respects with all applicable laws codes, regulations, rules and requirements of the governmental authorities having jurisdiction, as applied, enforced and interpreted as of the date the building permit is issued, including, but not limited to, all requirements of Title III of the ADA as applicable to commercial facilities. The target date for substantial completion of the base Building shell is February 1, 2001. Landlord shall use all reasonable efforts to cause the base Building shell to be substantially completed by February 1, 2001, but Landlord shall have no liability to Tenant for any damages, losses, costs or expenses incurred by Tenant as a result of any delay in the substantial completion thereof.

Prior to the Commencement Date, Landlord will cause Landlord's architect to determine the actual rentable square footage of the Building and Premises as constructed, and to deliver to Landlord and Tenant an appropriate certificate certifying to the as-built rentable square footage and including the computations on which the certification is based. Such certificate will be conclusive unless objected to by Landlord or Tenant by written notice to the other party given within 30 days after receipt of the certificate. If the as-built rentable square footage of the Building and/or Premises is greater than or less than the square footages stated in Sections 1(a) and (b), the Minimum Annual Rent shall be adjusted, as appropriate, based on the Minimum Annual Rent per rentable square foot set forth in Section 1(d)(i). In such event, Landlord and Tenant shall enter into an amendment of this lease setting forth the as-built rentable square footage of the Building and the Premises, the adjusted schedule of Minimum Annual Rent, the adjusted Tenant's Proportionate Share and any other appropriate adjustments. Rentable square footage shall be determined by measuring from the center of any interior demising wall(s) and from the inside surface of the glass, or outside surface, as the case may be, of the permanent outer building walls.

4.   Use; Compliance.

     (a) Permitted Use. Tenant may occupy and use the Premises for and only for any lawful use permitted under applicable zoning and city approvals provided that such use is compatible with and appropriate for the business park of which the Building is a part, as reasonably determined by Landlord. Tenant will use the Premises in such a manner as is lawful, reputable and will not create a nuisance or otherwise unreasonably interfere with any other tenant's normal operations or the management of the Building. All Common Areas shall be subject to Landlord's exclusive control and management at all times. Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises nor for any use that would interfere with any other person's use of any portion of the Property outside of the Premises.

     The foregoing notwithstanding, Tenant shall not use the Premises for any purpose or in any manner that could reasonably be expected to result in odors, noise, fumes, or vibration that would disturb, in any material respect, any tenant of space adjacent to the Premises, and Landlord shall not lease space adjacent to the Premises to any tenant (i) whose use could reasonably be expected to result in odors, noise, fumes or vibration that would disturb Tenant in any material respect, or (ii) whose use of parking, when combined with other tenants, could reasonably be expected to be more than 5 spaces per 1,000 rentable square feet.

     (b)  Compliance with Laws.

          (i) Landlord's Obligations. Except as expressly provided in subsection (b)(ii) below, Landlord shall be responsible for maintaining the base Building, including any exterior areas constructed by Landlord as part of Landlord's initial work, in compliance with all applicable laws, ordinances, notices, orders, rules, regulations and requirements regulating the Property during the Term (as the same may be amended, the "LAWS AND REQUIREMENTS"). The foregoing shall not be construed to obligate Landlord to comply with changes in Laws and Requirements unless and until the time compliance is required under the applicable Laws and Requirements. Following the initial construction of the base Building, all capital expenditures made by Landlord with respect to complying with Laws and Requirements may be amortized over a stipulated useful life of fifteen years, and, notwithstanding any provision in this lease to the contrary, such annual amortization of such costs (including interest) may be included in Operating Expenses.

          (ii) Tenant's Obligations. Tenant shall use and occupy the Premises and the Common Areas in compliance with all Laws and Requirements and the building rules attached as Exhibit "C", as reasonably amended by Landlord from time to time (the "BUILDING RULES").

     Moreover, Tenant shall bear the entire cost and expense of complying with Laws and Requirements (i) relating to Tenant's unique or particular use or occupancy of the Premises, (ii) relating to the Initial Tenant Improvements or any alterations to the Premises made by or on behalf of Tenant, (iii) relating to any property or equipment of Tenant placed or installed on the Premises, (iv) triggered by any alterations to the Premises made by or on behalf of Tenant, or
(v) resulting from any act or omission of Tenant or any employees, agents, contractors, licensees or invitees ("AGENTS") of Tenant.

          (iii) Accessibility Regulations. The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. (S) 1201 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA") establish requirements under Title III of the ADA ("Title III") pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Premises and the Building depending on, among other things: (1) whether Tenant's business operations are deemed a "place of public accommodation" or a "commercial facility," (2) whether compliance with such requirements is "readily achievable" or "technically infeasible," and (3) whether a given alteration affects a "primary function area" or triggers so-called "path of travel" requirements. The parties acknowledge and agree that Tenant has been provided an opportunity to review the plans and specifications for the construction of the base Building and Site Improvements from the perspective of Tenant's intended use and occupancy, that Tenant will prepare and review the plans and specifications for the Initial Tenant Improvements for Tenant's use and occupancy, and that Tenant has independently determined that such plans and specifications are in conformance with ADA Accessibility Guidelines ("ADAAG") and any other requirements of the ADA, except that, notwithstanding the foregoing, Landlord, and not Tenant, shall be responsible for causing the base Building and Site Improvements to be designed and constructed in compliance with Title III of the ADA as applicable to commercial facilities. Tenant further acknowledges and agrees that to the extent that Landlord prepared, reviewed or approved any of those plans and specifications, such action shall in no event be deemed any representation or warranty that the same comply with any requirements of the ADA, except that Landlord warrants that the base Building and Site Improvements will comply with the requirements of Title III of the ADA applicable to commercial facilities as applied, enforced and interpreted as of the date the building permit is issued. Notwithstanding anything to the contrary in this lease, the parties hereby agree to allocate responsibility for Title III compliance as follows: (a) Landlord shall be responsible to construct and maintain the base Building and Site Improvements in compliance with Title III of the ADA as applicable to commercial facilities, (b) Tenant shall be responsible for all other Title III compliance and costs in connection with the Premises, the Initial Tenant Improvements or any work performed or to be performed by or on behalf of Tenant in the Premises under or in connection with this lease, and
(c) Landlord shall perform, and Tenant shall be responsible for the cost of, any so-called Title III "path of travel" requirements triggered solely by any construction activities or alterations in the Premises by or on behalf of Tenant as referenced in clause (b) above. Except as set forth above with respect to Landlord's Title III obligations, Tenant shall be solely responsible for all other requirements under the ADA relating to the Tenant or any affiliates or persons or entities related to the Tenant (collectively, "Affiliates"), operations of the Tenant or Affiliates, or the Premises, including, without limitation, requirements under Title I of the ADA pertaining to Tenant's employees.

          (iv) Environmental. Tenant shall comply, at its sole expense, with all Laws and Requirements as set forth above, all manufacturers' instructions and all requirements of insurers relating to the treatment, production, storage, handling, transfer, processing, transporting, use, disposal and release of hazardous substances, hazardous mixtures, chemicals, pollutants, petroleum products, toxic or radioactive matter (the "RESTRICTED ACTIVITIES") by Tenant or Tenant's Agents. Tenant shall deliver to Landlord copies of all Material Safety Data Sheets or other written information, if any, prepared by manufacturers, importers or suppliers of any chemical and all notices, filings, permits and any other written communications, if any, from or to Tenant and any entity regulating any Restricted Activities.

          (v) Notice. If at any time during or after the Term, Landlord or Tenant becomes aware of any inquiry, investigation or proceeding regarding the Restricted Activities affecting or concerning the Property or activities conducted thereon or becomes aware of any claims, actions or investigations regarding the ADA affecting or concerning the Property, such party shall give the other party written notice, within 5 days after first learning thereof, providing all available information and copies of any notices.

5. Term. The Term of this lease shall commence on the Commencement Date (as defined in Section 28(f) below) and shall end at 11:59 p.m. on the last day of the Term (the "EXPIRATION DATE"), without the necessity for notice from either party, unless sooner terminated in accordance with the terms hereof. At Landlord's request, Tenant shall confirm the Commencement Date and Expiration Date by executing a lease commencement certificate in the form attached as Exhibit "D".

6. Minimum Annual Rent. Tenant agrees to pay to Landlord the Minimum Annual Rent in equal monthly installments in the amount set forth in Section l(d) (as increased at the beginning of each lease year as set forth in Section l(d)), in advance, on the first day of each calendar month during the Term, without notice, demand or setoff (except as expressly permitted under this lease), at Landlord's address designated at the beginning of this lease unless Landlord designates otherwise; provided that rent for the first full month shall be paid at the signing of this lease. At Landlord's request, Tenant shall pay monthly installments of Minimum Annual Rent and estimated Annual Operating Expenses via electronic funds transfer to an account designated by Landlord automatically from an account of Tenant designated by Tenant. If the Commencement Date falls on a day other than the first day of a calendar month, the rent shall be apportioned pro rata on a per diem basis for the period from the Commencement Date until the first day of the following calendar month and shall be paid on or before the Commencement Date. As used in this lease, the term "lease year" means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first lease year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term.

7.   Operation of Property; Payment of Expenses.

     (a)  Payment of Operating Expenses. Tenant shall pay to Landlord the
Annual Operating Expenses in equal monthly installments in the amount set forth in Section l(d) (prorated for any partial month), from the Commencement Date and continuing throughout the Term on the first day of each calendar month during the Term, as additional rent, without notice, demand or setoff; provided that the monthly installment for the first full month shall be paid at the signing of this lease. "Operating Expenses" shall mean all costs, charges and expenses incurred by Landlord in connection with ownership, operation, security, maintenance, repair and replacement of the Property, the Common Areas (including the costs of Common Area utility services) and other appurtenances to the Property, including but not limited to the expenses to be reimbursed to Landlord by Tenant pursuant to the following Sections 7(b)-(f). Operating Expenses shall specifically include a management and administrative fee equal to four (4) percent of gross rentals (i.e. Minimum Annual Rent plus annual Operating Expenses) payable hereunder.

     To the extent that Operating Expenses include expenses provided under contracts that include other properties or that are otherwise aggregated and spread among the Property and other properties owned or managed by Landlord, Landlord agrees that the allocation of such expenses to the Property shall be done on a reasonable and uniform basis, appropriate to the level of services provided to the Property; at Tenant's request, Landlord shall provide Tenant with information explaining in reasonable detail the basis on which any such costs are allocated to the Property.

     If the Building is or becomes part of a campus of buildings owned by Landlord in the same vicinity, Landlord, may, at Landlord's option, treat the entire campus, or any portion thereof, as a single unified project for purposes of determining and allocating Operating Expenses. In such event, Operating Expenses shall include the aggregate of all expenses properly includable in Operating Expenses under this lease for all buildings and their attendant common areas included in the unified project, and Tenant's Proportionate Share shall be equal to a fraction, the numerator of which shall be the rentable square footage of the Premises, and the denominator of which shall be the rentable square footage of all buildings included in the unified project. Without limiting the foregoing, Landlord agrees that so long as Landlord owns the entire Project, the entire Project shall be treated as a single unified project for the purpose of determining and allocating Operating Expenses.

     The amount of the Annual Operating Expenses set forth in Section 1(d) represents Tenant's Proportionate Share of the estimated Operating Expenses during the first calendar year of the Term on an annualized basis; from time to time Landlord may adjust such estimated amount if the estimated Operating Expenses increase. By April 30th of each year (and as soon as practical after the expiration or termination of this lease or at any time in the event of a sale of the Property), Landlord shall provide Tenant with a statement of the actual amount of such expenses for the preceding calendar year or part thereof. Landlord or Tenant shall pay to the other the amount of any deficiency or overpayment then due from one to the other or, at Landlord's option during the term of the lease, Landlord may credit Tenant's account for any overpayment. Tenant's obligation to pay the Annual Operating Expenses pursuant to this
Section 7 shall survive the expiration or termination of this lease.

     Any provision in this Section 7 to the contrary notwithstanding, the items listed on attached Exhibit "E" shall not be included in Operating Expenses.

     Tenant shall be entitled at any reasonable time during regular business hours, but no more than once in each calendar year, after giving to Landlord at least five (5) business days prior written notice, to inspect in Landlord's local business office all Landlord's records necessary to satisfy itself that all charges have been correctly allocated to Tenant, for any or all of the three
(3) c alendar years immediately preceding the year during which such notice is given, and to obtain an audit thereof by an independent certified public accountant (selected by Tenant with Landlord's written consent, which shall not be withheld unreasonably) to determine the accuracy of Landlord's certification of the amount of additional rent charged Tenant, provided, however, that Tenant shall make all payments of additional rent without delay, and that Tenant's obligation to pay such additional rent shall not be contingent on any such right. If it is determined that Tenant's liability for additional rent for either such calendar year is less than ninety-seven percent (97%) of that amount which Landlord previously certified to Tenant for such calendar year, Landlord shall pay to Tenant the cost of such audit (provided, however, that Landlord shall not be required to pay the cost of any audit based on a contingency fee or percentage of the amount recovered for Tenant) and regardless of such percentage Landlord shall refund promptly to Tenant the amount of the additional rent paid by Tenant for such calendar year which exceeds the amount for which Tenant actually is liable, as determined following such audit. If it is determined that Tenant's liability for additional rent for either such calendar year is more than the amount which Landlord previously certified to Tenant for such calendar year, Tenant shall promptly pay to Landlord (net of the cost to Tenant of the audit) the amount of the additional rent underpaid by Tenant, as determined following such audit. Except as provided above, Tenant shall bear the total cost of any inspection or audit performed by or for Tenant. Tenant shall keep, and shall cause Tenant's auditor to keep, the results of such audit or inspection confidential.

     (b) Taxes and Other Impositions. Tenant shall pay prior to delinquency all taxes (including sales and gross receipt taxes, if any, based on rentals), assessments, license and permit fees, which are applicable to the Term, and which are imposed by any authority or under any law, ordinance or regulation thereof, and the reasonable cost of contesting any of the foregoing (the "IMPOSITIONS") upon or with respect to the Premises, or any improvements thereto, or directly upon this lease or the Rent (defined in Section 7(f)) or amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord's estate or interest herein. Additionally, Tenant shall pay as aforesaid its Proportionate Share of any Imposition which is not imposed upon the Premises as a separate entity but which is imposed upon all or part of the Property or upon the leases or rents relating to the Property. Notwithstanding any provision to the contrary in this lease, Tenant's obligation to pay for any installments of special assessments relating to the acquisition, original construction or development (including any special assessments or similar taxes levied as a condition of municipal approvals) of the Building, Site Improvements or Project (the "Development Special Assessments") shall not exceed fifteen cents ($.15) per rentable square foot of the Premises per year. If Landlord enters into a lease with any other tenant in the Project that does not impose on such tenant a comparable obligation to pay such tenant's proportionate share of the Development Special Assessments, then Landlord must notify Tenant thereof and shall reduce Tenant's obligation with respect thereto so that the obligation of Tenant with respect to Development Special Assessments (on a rentable square foot per year basis) is no greater than the obligation of such other tenant.

     During any full calendar year that Tenant is leasing 100% of the rentable area of the Building, Tenant may elect by written notice to Landlord to pay its Proportionate Share of real estate taxes and installments of special assessments payable therewith on a semi-annual rather than monthly basis. In such event, Tenant shall pay its Proportionate Share of real estate taxes and installments of special assessments to Landlord on or before the later of: (1) 15 days after Landlord furnishes Tenant a copy of the tax statement received from the taxing authority, or (2) 20 calendar days prior to the due date of the semi-annual installments of such real estate taxes and special assessments.

     Provided Tenant is then leasing at least 50% of the rentable area of the Building, Tenant shall have the independent right to contest, at its sole cost and expense, the valuation of, and real estate taxes assessed against, the Building for any period falling within the lease Term. Tenant shall provide Landlord notice of any such contest and copy Landlord on all filings, settlement offers and counter-offers, correspondence and other documents relating to such contest. If Tenant is leasing less than 50% of the Building, Tenant shall not initiate any proceeding to contest or dispute the amount of any real estate taxes or the assessed value of the Property. However, at the written request of Tenant, Landlord shall, unless Landlord has reasonable grounds for refusing, bring proceedings to contest the validity or amount of any real estate taxes or valuation. Tenant shall cooperate with Landlord with respect to such proceedings to the extent reasonably necessary and shall pay Landlord Tenant's Proportionate Share of all reasonable costs, fees and expenses incurred in connection with such proceedings as additional rent promptly upon being billed.

     Landlord shall refund or credit to Tenant Tenant's Proportionate Share of any rebate received by Landlord with respect to any real estate taxes payable during the lease Term, regardless of whether the rebate is actually received by Landlord during the Term or after the expiration of the Term.

     Nothing herein contained shall be interpreted as requiring Tenant to pay any income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any Imposition or an increase in any Imposition. Nothing herein contained shall be interpreted as requiring Tenant to pay any state deed tax upon the transfer of the Property by Landlord.

     If it shall not be lawful for Tenant to reimburse Landlord for any of the Impositions, the Minimum Annual Rent shall be increased by the amount of the portion of such Imposition allocable to Tenant, unless prohibited by law.

     (c)  Insurance.

          (i) Landlord's Insurance. Landlord shall keep in effect, and Tenant shall pay to Landlord its Proportionate Share of the cost of, (i) insurance against loss or damage to the Building or the Property by fire and such other casualties as may be included within fire, extended coverage and special form insurance covering the full replacement cost of the Building (but excluding coverage of the Initial Tenant Improvements or of Tenant's personal property in, and any alterations by Tenant to, the Premises), (ii) commercial general liability insurance with limits not less than the limits required of Tenant under subsection (ii) below, and (iii) such other insurance as Landlord may reasonably deem appropriate or as may be required from time-to-time by any mortgagee.

          (ii) Liability. Tenant, at its own expense, shall keep in effect comprehensive general public liability insurance with respect to the Premises and the Property, including contractual liability insurance, with such limits of liability for bodily injury (including death) and property damage as reasonably may be required by Landlord from time-to-time, but not less than a combined single limit of $1,000,000 per occurrence and a general aggregate limit of not less than $3,000,000 (which aggregate limit shall apply separately to each of Tenant's locations if more than the Premises); however, such limits shall not limit the liability of Tenant hereunder. The policy of comprehensive general public liability insurance also shall name Landlord and Landlord's agent as insured parties with respect to the Premises, shall be written on an "occurrence" basis and not on a "claims made" basis (provided, however, that Tenant may maintain "claims made" liability coverage provided such coverage contains an extended reporting period of 5 years following the cancellation or nonrenewal of the insurance policy by either Tenant or the insurer), shall provide that it is primary with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance, shall provide that it shall not be cancelable or reduced without at least 30 days prior written notice to Landlord and shall be issued in form satisfactory to Landlord. The insurer shall be a responsible insurance carrier which is authorized to issue such insurance and licensed to do business in the state in which the Property is located and which has at all times during the Term a rating of no less than A VII in the most current edition of Best's Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date, and subsequently renewals of, a certificate of insurance evidencing such coverage and the waiver of subrogation described below.

          (iii) Waiver of Subrogation. Landlord and Tenant shall have included in their respective property insurance policies waivers of their respective insurers' right of subrogation against the other party. If such a waiver should be unobtainable or unenforceable, then such policies of insurance shall state expressly that such policies shall not be invalidated if, before a casualty, the insured waives the right of recovery against any party responsible for a casualty covered by the policy.

          (iv) Increase of Premiums. Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord's insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional rent promptly upon being billed. Landlord acknowledges that under Landlord's present insurance coverage, the fact that Tenant may use part of the Premises for a wet lab and dry lab for the formulation and development of pharmaceutical products, will not, in itself, result in any increase in the cost of Landlord's insurance.

     (d) Repairs and Maintenance; Common Areas; Building Management. Except as specifically otherwise provided in this Section (d), Tenant at its sole expense shall maintain the Premises in good order and condition, promptly make all repairs necessary to maintain such condition, and repair any damage to the Premises caused by Tenant or its Agents. All repairs made by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. When used in this Section (d), the term "repairs" shall include replacements and renewals when necessary.

          (i) Landlord, at its sole expense, shall make all necessary repairs to the footings, foundations, structural steel columns and girders forming a part of the Premises.

          (ii) Landlord shall maintain and repair the HVAC systems appurtenant to the Premises, the cost of which shall be included in Operating Expenses.

          (iii) Landlord shall make all necessary repairs to the roof, exterior portions of the Premises and the Building, and, to the extent not exclusively serving Tenant, to utility and communications lines, equipment, systems (including, but not limited to, electrical, mechanical, plumbing, security, fire suppression [except that Tenant shall maintain any specialized fire suppression systems serving tenant spaces, such as Tenant's laboratory space, having fire suppression requirements in excess of normal office space] and life safety systems) and facilities in the Building, and to the Common Areas, the cost of which shall, subject to the exclusions set forth in Exhibit "E", be an Operating Expense of which Tenant shall pay its Proportionate Share. Landlord shall operate and manage the Property and shall maintain all Common Areas and any paved areas appurtenant to the Property in a clean and orderly condition. Landlord reserves the right to make alterations to the Common Areas from time to time, provided, however, that Landlord shall not, without Tenant's prior written consent, make any alterations to the Common Areas that would materially and adversely affect access to the Premises, that would reduce the parking available to the Premises below the thresholds required under Section 29 of this lease, that would materially change the proximity of such parking to the Premises, or that would materially and adversely impact the visibility of the Premises. Moreover, Landlord shall not convert any leasable space into Common Area without Tenant's consent if such conversion would result in an increase in Operating Expenses payable by Tenant.

                  (iv) Notwithstanding anything herein to the contrary, repairs and replacements to the Property including the Premises made necessary by Tenant's use, occupancy or alteration of, or Tenant's installation in or upon the Property or by any act or omission of Tenant or its Agents shall be made at the sole expense of Tenant to the extent not covered by any applicable insurance maintained or required to be maintained by Landlord under this Lease. Tenant shall not bear the expense of any repairs or replacements to the Property arising out of or caused by any other tenant's use, occupancy or alteration of, or any other tenant's installation in or upon, the Property or by any act or omission of any other tenant or any other tenant's Agents.

                  (v) Both Landlord and Tenant shall, with respect to their respective maintenance and repair obligations, observe standards that are consistent with those prevailing among comparable first class suburban single story flex buildings in the southwest Minneapolis suburban area.

                  (vi) If Tenant becomes aware of any condition that is Landlord's responsibility to repair, Tenant shall promptly notify Landlord of the condition.

         (e) Utility Charges. Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to or consumed in or on the Premises. Landlord and Tenant expect that all utilities provided to the Premises, except for water and sanitary sewer, will be separately metered to Tenant, said metering to be installed by Tenant as part of the Initial Tenant Improvements. If Tenant's use of water in the Premises is proportionally greater than Tenant's proportionate share of space in the Project, Landlord may install a separate sub-meter at Tenant's expense and bill Tenant for Tenant's actual water and sewer usage. Tenant shall promptly pay all utility bills for separately metered services without delinquency. Landlord shall not be responsible or liable for any interruption in utility service, nor shall such interruption affect the continuation or validity of this lease, provided, however, that if any interruption in utility service is the result of Landlord's negligence or willful misconduct, and such interruption renders the Premises untenantable for more than 24 hours, then all Rent hereunder shall abate from the date of such interruption until such utility service is restored.

         (f) Net lease. Except for the obligations of Landlord expressly set forth herein, this lease is a "triple net lease" and Landlord shall receive the Minimum Annual Rent as net income from the Premises, not diminished by any expenses other than payments under any mortgages, and Landlord is not and shall not be required to render any services of any kind to Tenant. The term "RENT" as used in this lease means the Minimum Annual Rent, Annual Operating Expenses and any other additional rent or sums payable by Tenant to Landlord pursuant to this lease, all of which shall be deemed rent for purposes of Landlord's rights and remedies with respect thereto. Tenant shall pay all Rent to Landlord within 30 days after Tenant is billed, unless otherwise provided in this lease, and interest shall accrue on all sums due but unpaid.

8. Signs. Tenant shall have the right to procure, install and maintain, at Tenant's sole cost and expense, up to three (3) building-mounted identification signs on the exterior of the Building. Moreover, Tenant shall be entitled to the top position on the Project monument sign to be installed by Landlord at the 110/th/ Street entrance to the Project (any Tenant signage placed on the sign monument to be provided at Tenant's expense). The design, size and location of all Tenant signage shall be consistent with Landlord's sign criteria (as set forth on Exhibit "H") and otherwise subject to Landlord's approval, which approval shall not be unreasonably withheld. Tenant shall cause all Tenant signage to comply with all Laws and Requirements applicable thereto. Except as permitted above, and except for signs which are located wholly within the interior of the Premises and not visible from the exterior of the Premises, no signs shall be placed on the Property without the prior written consent of Landlord. All Tenant signage shall be maintained by Tenant in good condition. Upon the expiration or termination of this lease, Tenant shall remove all Tenant signage and shall restore the Premises and Building to the condition that existed prior to the installation of Tenant's signage. In the event Tenant expands in the Project, Tenant shall be entitled to signage consistent with that granted to other tenant's of the Project and commensurate with the size of Tenant's expansion premises.

9.   Alterations and Fixtures.

     (a) Subject to Section 10, Tenant shall have the right to install its trade fixtures, furniture and equipment in the Premises, provided that no such installation or removal thereof shall affect any structural portion of the Property nor any utility lines, communications lines, systems, equipment or facilities in the Building serving any tenant other than Tenant. At the expiration or termination of this lease and at the option of Landlord or Tenant, Tenant shall remove such installation(s) and, in the event of such removal, Tenant shall repair any damage caused by such installation or removal; if Tenant, with Landlord's written consent, elects not to remove such installation(s) at the expiration or termination of this lease, all such installations shall remain on the Property and become the property of Landlord without payment by Landlord.

     (b) Tenant may, without the need for Landlord's prior consent, make non-structural alterations in the Premises to the extent that such alterations (i) do not affect any utility lines, communication lines or Building mechanical, electrical, HVAC, plumbing, security, life safety or other systems, (ii) do not exceed a cost of $100,000 in the aggregate, and (iii) do not affect the exterior appearance of the Building. Tenant shall not make or permit to be made any other alterations to the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld. Tenant shall pay the reasonable costs of any required architectural/engineering reviews. In making any alterations, (i) Tenant shall deliver to Landlord the plans, specifications and necessary permits, together with certificates evidencing that Tenant's contractors and subcontractors have adequate insurance coverage naming Landlord and Landlord's agent as additional insureds, at least 10 days prior to commencement thereof, (ii) Tenant shall comply with Section 10 and (iii) the occupants of the Building and of any adjoining property shall not be disturbed thereby. All alterations to the Premises by Tenant shall be the property of Tenant until the expiration or termination of this lease. If Tenant elects to remove any Tenant alteration, Tenant shall repair any damage and restore the Premises to the condition existing prior to the alteration. All Tenant alterations not removed by Tenant prior to the expiration or termination of this lease shall be surrendered with the Premises and become the property of Landlord without payment by Landlord. The foregoing notwithstanding,
(i) except for those items listed on attached Exhibit "I", Tenant shall not remove, and shall not be required to remove, the Initial Tenant Improvements, and (ii) Landlord reserves the right, as a condition of Landlord's consent to a proposed alteration, to require Tenant to remove such alteration upon the expiration or termination of this lease and restore the Premises to the condition existing prior to such alteration, provided that if Landlord is going to require Tenant to remove such alteration and restore the Premises, Landlord must so inform Tenant at the time Landlord gives its consent.

10. Mechanics' Liens. Tenant shall pay promptly any contractors and materialmen who supply labor, work or materials to Tenant at the Property and shall take all steps permitted by law in order to avoid the imposition of any mechanic's lien upon all or any portion of the Property. Should any such lien or notice of lien be filed for work performed for Tenant other than by Landlord, Tenant shall bond against or discharge the same within 30 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim. Nothing in this lease is intended to authorize Tenant to do or cause any work to be done or materials to be supplied for the account of Landlord, all of the same to be solely for Tenant's account and at Tenant's risk and expense. Throughout this lease the term "mechanic's lien" is used to include any lien, encumbrance or charge levied or imposed upon all or any portion of, interest in or income from the Property on account of any mechanic's, laborer's, materialman's or construction lien or arising out of any debt or liability to or any claim of any contractor, mechanic, supplier, materialman or laborer and shall include any mechanic's notice of intention to file a lien given to Landlord or Tenant, any stop order given to Landlord or Tenant, any notice of refusal to pay naming Landlord or Tenant and any injunctive or equitable action brought by any person claiming to be entitled to any mechanic's lien.

11. Landlord's Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following not less than 24 hours notice (except in the event of an emergency), for the purpose of inspection, maintenance or making repairs, alterations or additions as well as to exhibit the Premises for the purpose of sale or mortgage and, during the last 9 months of the Term, to exhibit the Premises to any prospective tenant. The requisite notice prior to entry contemplated above may be given by telephone or other informal means. Except in the event of an emergency, Tenant shall have the right to have an employee or representative of Tenant accompany Landlord and its Agents to the extent necessary and appropriate to protect and limit access to trade secrets or other confidential information of Tenant and Tenant's customers. Landlord will make reasonable efforts to minimize interference with Tenant in exercising the foregoing rights.

12.  Damage by Fire or Other Casualty.

     (a) If the Premises or Building shall be damaged or destroyed by fire or other casualty, Tenant promptly shall notify Landlord and Landlord, subject to the conditions set forth in this Section 12, shall repair such damage and restore the Premises to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the Initial Tenant Improvements or of other fixtures or alterations installed by Tenant. Landlord shall notify Tenant in writing, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant may terminate this lease effective as of the date of casualty by giving written notice to the other within 10 days after Landlord's notice. Moreover, if Landlord does not give Tenant notice that Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete, but the actual restoration nevertheless exceeds 180 days, then Tenant may give Landlord written notice of Tenant's intent to terminate this lease; if Landlord fails to substantially complete Landlord's repair and restoration obligations within 30 days following Tenant's notice, Tenant may, by further written notice given before substantial completion of Landlord's repair and restoration, terminate this lease. Further, if a casualty occurs during the last 12 months of the Term or any extension thereof, Landlord or Tenant may cancel this lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty.

     (b) Landlord shall maintain a 12-month rental coverage endorsement or other comparable form of coverage as part of its fire, extended coverage and special form insurance. Tenant will receive an abatement of its Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable. The foregoing notwithstanding, Tenant's rental abatement period shall extend for a reasonable period (not to exceed 60 days) following substantial completion of Landlord's restoration of the base Building, in order to afford Tenant time to restore tenant improvements.

13.  Condemnation.

     (a) Termination. If (i) all of the Premises are taken by a condemnation or otherwise for any public or quasi-public use, (ii) any part of the Premises is so taken and the remainder thereof is insufficient for the reasonable operation of Tenant's business or (iii) any of the Property is so taken, and, in Landlord's opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder of the Property, then this lease shall terminate and all unaccrued obligations hereunder shall cease as of the day before possession is taken by the condemnor.

     (b) Partial Taking. If there is a condemnation and this lease has not been terminated pursuant to this Section, (i) Landlord shall restore the Building and the improvements which are a part of the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which the condemnor took possession and (ii) the obligations of Landlord and Tenant shall be unaffected by such condemnation except that there shall be an equitable abatement of the Minimum Annual Rent according to the rental value of the Premises before and after the date upon which the condemnor took possession and/or the date Landlord completes such restoration.

     (c) Award. In the event of a condemnation affecting Tenant, Tenant shall have the right to make a claim against the condemnor for moving expenses and business dislocation damages and any other damages available to Tenant, but only to the extent that such claim does not reduce the sums otherwise payable by the condemnor to Landlord. Without limiting the foregoing, in no event shall Tenant have the right to make any claim for the value of Tenant's leasehold estate. Except as aforesaid and except as set forth in (d) below, Tenant hereby assigns all claims against the condemnor (including any claims for the value of Tenant's leasehold estate) to Landlord.

     (d) Temporary Taking. No temporary taking of the Premises shall terminate this lease or give Tenant any right to any rental abatement. Such a temporary taking will be treated as if Tenant had sublet the Premises to the condemnor and had assigned the proceeds of the subletting to Landlord to be applied on account of Tenant's obligations hereunder. Any award for such a temporary taking during the Term shall be applied first, to Landlord's costs of collection and, second, on account of sums owing by Tenant hereunder, and if such amounts applied on account of sums owing by Tenant hereunder should exceed the entire amount owing by Tenant for the remainder of the Term, the excess will be paid to Tenant.

14. Non-Abatement of Rent. Except as otherwise expressly provided as to damage by fire or other casualty in Section 12(b), as to condemnation in Section 13(b), as to utility interruption as provided in Section 7(e), and as to payment by Landlord of the Allowance for Initial Tenant Improvements as provided in Section 28(d), there shall be no abatement or reduction of the Rent for any cause whatsoever, and this lease shall not terminate, and Tenant shall not be entitled to surrender the Premises.

15. Indemnification. Subject to Sections 7(c)(iii) and 16, Tenant will protect, indemnify and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Premises by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term, except to the extent such loss, injury or damage was caused by the negligence of Landlord or its Agents. In case any action or proceeding is brought against Landlord and/or its Agents by reason of the foregoing, Tenant, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Landlord and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Tenant and approved by Landlord and its Agents. Tenant's obligations pursuant to this Section 15 shall survive the expiration or termination of this lease.

     Subject to Sections 7(c)(iii) and 16, Landlord will protect, indemnify and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property caused to any person in or about the Property occasioned wholly or in part by the negligence of Landlord or its Agents, except to the extent such loss, injury or damage was caused by the negligence of Tenant or its Agents. In case any action or proceeding is brought against Tenant and/or its Agents by reason of the foregoing, Landlord, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Tenant and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Landlord and approved by Tenant and its Agents. Landlord's obligations pursuant to this Section shall survive the expiration or termination of this lease.

16. Waiver of Claims. Any provision to the contrary in this lease notwithstanding, Landlord and Tenant each hereby waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard "Causes of Special Loss" property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant's business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this paragraph and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss.

17. Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this lease.

18.      Assignment and Subletting.

         (a) Limitation. Tenant shall not sublet the Premises or assign this lease, voluntarily or by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. The foregoing notwithstanding, Landlord shall not withhold its consent to a proposed assignment of this lease or a proposed subletting of all or any part of the Premises provided that the nature of the proposed tenancy and proposed use of the Premises are, in Landlord's reasonable judgment, compatible with and appropriate for the business park of which the Premises are a part. Tenant shall give Landlord not less than 30 days prior written notice of any proposed assignment or subletting, together with a description of the business of the proposed subtenant or assignee, a description of the proposed use of the Premises and current financial statements or other financial information reasonably acceptable to Landlord with respect to the proposed subtenant or assignee.

         Any transfer not in conformity with this Section 18 shall be void at the option of Landlord, and Landlord may exercise any or all of its rights under
Section 23. A consent to one transfer shall not be deemed to be a consent to any subsequent transfer.

         (b) Conditions. Notwithstanding the above, the following shall apply to any transfer of Tenant's interest in this lease or the Premises, with or without Landlord's consent:

                  (i) As of the date of any transfer, Tenant shall not be in default under this lease nor shall any act or omission have occurred which would constitute a default with the giving of notice and/or the passage of time.

                  (ii) Except as provided in subsection (c) below, No transfer shall relieve Tenant of its obligation to pay the Rent and to perform all its other obligations hereunder. The acceptance of Rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this lease or to be a consent to any transfer.

                  (iii) Each transfer shall be by a written instrument in form and substance reasonably satisfactory to Landlord which shall (A) include an assumption of liability by any transferee of all Tenant's obligations and the transferee's ratification of and agreement to be bound by all the provisions of this lease, (B) afford Landlord the right of direct action against the transferee pursuant to the same remedies as are available to Landlord against Tenant and (C) be executed by Tenant and the transferee.

                  (iv) Tenant shall pay, within 10 days of receipt of an invoice, Landlord's reasonable attorneys' fees and costs in connection with the review, processing and documentation of any transfer for which Landlord's consent is requested.

                  (v) Except as provided below, in the event that the rent due and payable by a subtenant under any such permitted sublease (or a combination of the rent payable under such sublease plus any bonus or other consideration therefor or incident thereto) exceeds the rent payable under this lease, or if with respect to a permitted assignment, permitted license, or other transfer by Tenant permitted by Landlord or this lease, the consideration payable to Tenant by the assignee, licensee, or other transferee exceeds the rent payable under this lease, then Tenant shall be bound and obligated to pay Landlord 50% of such excess rent and other excess consideration, after deduction of (i) Annual Minimum Rent and Operating Expenses paid by Tenant during any time the Premises being assigned or sublet were vacant, and (ii) reasonable leasing costs incurred by Tenant in connection with such assignment or subletting, including marketing costs, attorneys' fees, leasing commissions, and leasehold improvements or allowances. The excess rent or other excess consideration so payable to Landlord shall be remitted by Tenant to Landlord within ten (10) days following receipt thereof by Tenant from such sublessee, assignee, licensee, or other transferee, as the case may be. The foregoing notwithstanding, Tenant shall not be obligated to pay Landlord the excess rent or other excess consideration described in this subsection in the case of (i) a subletting by Tenant of less than 25,000 rentable square feet, (ii) an assignment or subletting by Tenant to any entity controlled by, under common control with or controlling Tenant, or (iii) an assignment or subletting by Tenant to any successor to the interests of Tenant by merger or consolidation or to any person or entity acquiring all or substantially all of the assets of Tenant as a going concern.

         (c) Release. In the event of a permitted assignment of this lease by Tenant to any assignee having a tangible net worth of $55,000,000 or greater, Landlord shall, upon Tenant's request, release Tenant from all liability under this lease with respect to matters and obligations arising from and after the date of the assignment. Such release must be in writing, and will be issued by Landlord upon receipt of reasonable documentation from Tenant confirming the net worth of the assignee.

19.      Subordination; Mortgagee's Rights.

         (a) This lease shall be subordinate to any first mortgage or other primary encumbrance now or hereafter affecting the Premises, provided, however, that Tenant's right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default under this lease. Although the subordination is self-operative, within 10 days after written request, Tenant shall execute and deliver any further reasonable instruments confirming such subordination of this lease and any further reasonably necessary instruments of attornment that may be requested by any such mortgagee or Landlord. However, any mortgagee may at any time subordinate its mortgage to this lease, without Tenant's consent, by giving written notice to Tenant, and thereupon this lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery; provided, however, that such subordination shall not affect any mortgagee's right to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such mortgage and the execution of this lease.

         (b) It is understood and agreed that any mortgagee shall not be liable to Tenant for any funds paid by Tenant to Landlord unless such funds actually have been transferred to such mortgagee by Landlord.

         (c) Notwithstanding the provisions of Sections 12 and 13 above, (i) Landlord's obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of Landlord's first mortgagee, and (ii) if (A) Landlord's first mortgagee refuses to make casualty insurance proceeds or the condemnation awards available for restoration, and (B) Landlord does not otherwise have sufficient funds to complete its restoration of the Premises, then Landlord shall promptly so notify Tenant, and Landlord or Tenant shall have the right to terminate this lease by giving written notice of termination to the other not more than 10 days following Landlord's notice.

20.      Recording; Estoppel Certificates.

         (a) All parties will, upon the request of any other party, execute a short form lease ("Memorandum of Lease"), in a form suitable for recording. Such Memorandum of Lease will be dated as of the date of this lease and will disclose the parties, the Term of this lease, a description of the Premises, extension rights, expansion rights and such other terms and conditions as the parties agree upon. The party requesting the execution of such Memorandum will bear all costs of the Memorandum, including any recording fees. All parties will, following any termination of this lease and upon the written request of any other party, execute a document setting forth the date of termination, in a form suitable for recording. Failure of a party to execute such a document will not affect the termination, and in such event the party requesting the document may execute and file an affidavit setting forth the date of termination. The party requesting the execution of a document setting forth the date of termination will bear all costs thereof, including any recording fees.

         (b) Within 10 days after Landlord's written request from time to time:

             (i) Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying the Commencement Date and Expiration Date of this lease, that this lease is in full force and effect and has not been modified and otherwise as set forth in the form of estoppel certificate attached as Exhibit "F" or with such modifications as may be necessary to reflect accurately the stated facts and/or such other certifications as may be requested by a mortgagee or purchaser. Tenant understands that its failure to execute such documents may cause Landlord serious financial damage by causing the failure of a financing or sale transaction.

             (ii) Tenant shall furnish to Landlord, Landlord's mortgagee, prospective mortgagee or purchaser reasonably requested financial information.

         (c) Within 10 days after Tenant's written request from time to time, Landlord shall execute, acknowledge and deliver to Tenant an estoppel certificate containing such reasonable and customary certifications regarding the lease as Tenant may request.

21.      Surrender; Abandoned Property.

         (a) Subject to the terms of Sections 9(b), 12(a) and 13(b), at the expiration or termination of this lease, Tenant promptly shall yield up in the same condition, order and repair in which they are required to be kept throughout the Term, the Premises and all improvements thereto, and all fixtures and equipment servicing the Building, ordinary wear and tear excepted. The foregoing notwithstanding, Tenant shall be entitled to remove from the Premises the fixtures and equipment listed on attached Exhibit "I", provided Tenant shall repair any damage resulting from such removal and shall restore the Premises to the condition existing prior to the installation of such Tenant fixtures or equipment.

         (b) Upon or prior to the expiration or termination of this lease, Tenant shall remove any personal property from the Property. Any personal property remaining thereafter shall be deemed conclusively to have been abandoned, and Landlord, at Tenant's expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property as its property. If any part thereof shall be sold, then Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage and any Rent due under this lease.

         (c) If Tenant, or any person claiming through Tenant, shall continue to occupy the Premises after the expiration or termination of this lease or any renewal thereof, such occupancy shall be deemed to be under a month-to- month tenancy under the same terms and conditions set forth in this lease, except that the monthly installment of the Minimum Annual Rent during such continued occupancy shall be 150% of the amount applicable to the last month of the Term. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord's prior written consent shall constitute a default hereunder and shall be subject to all the remedies available to Landlord.

22. Curing Tenant's Defaults. If Tenant shall be in default in the performance of any of its obligations hereunder, Landlord, without any obligation to do so, in addition to any other rights it may have in law or equity, may elect to cure such default on behalf of Tenant after written notice (except in the case of emergency) to Tenant and after affording Tenant the opportunity to cure required under Section 23 (c) below. Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including interest thereon from the respective dates of Landlord's incurring such costs, which sums and costs together with interest shall be deemed additional rent.

23.      Defaults - Remedies.

         (a) Defaults.  It shall be an event of default:

             (i)   If Tenant does not pay in full when due any and all Rent;

             (ii) If Tenant fails to observe and perform or otherwise breaches any other provision of this lease;

             (iii) If Tenant abandons the Premises; or

             (iv) If Tenant becomes insolvent or bankrupt in any sense or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant's assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided, however, that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute a default until such proceeding has continued unstayed for more than 60 consecutive days.

         (b) Remedies. Then, and in any such event, Landlord shall have the following rights:

             (i) To charge a late payment fee equal to the greater of $100 or 4% of any amount owed to Landlord pursuant to this lease which is not paid within 10 days after the due date.

             (ii) To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property therefrom, by action at law or otherwise, without being liable for prosecution or damages therefor, and Landlord may, at Landlord's option, make alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant's account. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. In the event of reletting without termination of this lease, Landlord may at any time thereafter elect to terminate this lease for such previous breach.

             (iii) To terminate this lease and the Term and to require
Tenant to pay to Landlord all past due amounts under this lease plus the present value (as of the date of such election) of the amount, if any, by which (1) the Minimum Annual Rent which would have been payable during the period (the "Remaining Period") from the date of such election through the last day of the Term if this lease had remained in effect exceeds (2) the fair market minimum annual rent as determined by Landlord in its reasonable discretion for the Premises for the Remaining Period. For purposes of calculating the present value of such excess, a discount rate equal to the annual yield on U.S. Treasury Bonds with a remaining term that most closely approximates the Remaining Period shall be employed, and it shall be assumed that the excess will be payable in equal monthly installments over the Remaining Period.

               (iv) To terminate this lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

         (c) Grace Period. Notwithstanding anything hereinabove stated, neither party will exercise any available right because of any default of the other, except those remedies contained in subsection (b)(i) of this Section, unless such party shall have first given 10 days written notice thereof to the defaulting party, and the defaulting party shall have failed to cure the default within such period; provided, however, that:

               (i) No such notice shall be required if Tenant fails to comply with the provisions of Sections 10 or 20(a), in the case of emergency as set forth in Section 22 or in the event of any default enumerated in subsections
(a)(iii) and (iv) of this Section.

               (ii) Landlord shall not be required to give such 10 days notice more than 2 times during any 12 month period.

               (iii) If the default consists of something other than the failure to pay money which cannot reasonably be cured within 10 days, neither party will exercise any right if the defaulting party begins to cure the default within the 10 days and continues actively and diligently in good faith to completely cure said default.

               (iv) Tenant agrees that any notice given by Landlord pursuant to this Section which is served in compliance with Section 27 shall be adequate notice for the purpose of Landlord's exercise of any available remedies.

         (d) Non-Waiver; Non-Exclusive. No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant's default shall not constitute a waiver of Landlord's right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of Rent due, or Landlord's right to pursue any other available remedy.

         (e) Costs and Attorneys' Fees. If either party commences an action against the other party arising out of or in connection with this lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys' fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

24.  Representations of Tenant.  Tenant represents to Landlord and agrees that:

     (a) The word "Tenant" as used herein includes the Tenant named above as well as its successors and assigns, each of which shall be under the same obligations and liabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this lease as Tenant. Each and every of the persons named above as Tenant shall be bound jointly and severally by the terms, covenants and agreements contained herein. However, no such rights, privileges or powers shall inure to the benefit of any assignee of Tenant immediate or remote, unless Tenant has complied with the terms of Section 18 and the assignment to such assignee is permitted or has been approved in writing by Landlord. Any notice required or permitted by the terms of this lease may be given by or to any one of the persons named above as Tenant, and shall have the same force and effect as if given by or to all thereof.

     (b) If Tenant is a corporation, partnership or any other form of business association or entity, Tenant is duly formed and in good standing, and has full corporate or partnership power and authority, as the case may be, to enter into this lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this lease constitutes a valid and binding obligation enforceable in accordance with its terms. Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of this lease at the time of such execution.

25. Liability of Landlord. The word "Landlord" as used herein includes the Landlord named above as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this lease as Landlord. Any such person or entity, whether or not named herein, shall have no liability hereunder after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant's Security Deposit, Landlord shall be relieved of all liability therefor upon transfer of such portion to its successor in interest) and Tenant shall look solely to Landlord's successor in interest for the performance of the covenants and obligations of the Landlord hereunder which thereafter shall accrue. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this lease or the Premises, and if Landlord is in breach or default with respect to Landlord's obligations under this lease or otherwise, Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of Tenant's claims. Notwithstanding the foregoing, no mortgagee or ground lessor succeeding to the interest of Landlord hereunder (either in terms of ownership or possessory rights) shall be (a) liable for any previous act or omission of a prior landlord, (b) subject to any rental offsets or defenses against a prior landlord unless specifically provided for in this lease or unless (and only to the extent that) the default giving rise to the defense or offset is continuing, or (c) bound by any amendment of this lease made without its written consent, or by payment by Tenant of Minimum Annual Rent in advance in excess of one monthly installment.

26.  Interpretation; Definitions.

     (a) Captions. The captions in this lease are for convenience only and are not a part of this lease and do not in any way define, limit, describe or amplify the terms and provisions of this lease or the scope or intent thereof.

     (b) Entire Agreement. This lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in the provisions of this lease. This lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word "including" followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. Both parties having participated fully and equally in the negotiation and preparation of this lease, this lease shall not be more strictly construed, nor any ambiguities in this lease resolved, against either Landlord or Tenant.

     (c) Covenants. Each covenant, agreement, obligation, term, condition or other provision herein contained shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this lease unless otherwise expressly provided. All of the terms and conditions set forth in this lease shall apply throughout the Term unless otherwise expressly set forth herein.

     (d) Interest. Wherever interest is required to be paid hereunder, such interest shall be at the "prime rate" plus four percent (4%). "Prime rate" herein means the rate of interest per annum from time to time published in The Wall Street Journal (or comparable financial publication if The Wall Street Journal ceases to be published or ceases to publish a prime rate) as the "High Prime Rate", or the "Prime Rate" if only one "Prime Rate" is published, as the same may fluctuate from time to time.

     (e) Severability; Governing Law. If any provisions of this lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

     (f) "Mortgage" and "Mortgagee." The word "mortgage" as used herein includes any lien or encumbrance on the Premises or the Property or on any part of or interest in or appurtenance to any of the foregoing, including without limitation any ground rent or ground lease if Landlord's interest is or becomes a leasehold estate. The word "mortgagee" as used herein includes the holder of any mortgage, including any ground lessor if Landlord's interest is or becomes a leasehold estate. Wherever any right is given to a mortgagee, that right may be exercised on behalf of such mortgagee by any representative or servicing agent of such mortgagee.

     (g) "Person." The word "person" is used herein to include a natural person, a partnership, a corporation, an association and any other form of business association or entity.

27. Notices. Any notice or other communication under this lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified at the beginning of this lease, except that after the Commencement Date Tenant's address shall be at the Premises, (or to such other address as either may designate by notice to the other) with a copy to any mortgagee (provided Landlord or the mortgagee has notified Tenant of the mortgage and of the notice address for the mortgagee) or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed received on the day of actual receipt by the intended recipient or on the business day delivery is refused. The giving of notice by Landlord's or Tenant's attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord or Tenant, as the case may be; however, the foregoing provisions governing the date on which a notice is deemed to have been received shall mean and refer to the date on which a party to this lease, and not its counsel or other recipient to which a copy of the notice may be sent, is deemed to have received the notice.

28.  Tenant Improvements; Tenant Improvement Allowance; Commencement.

     (a) Initial Tenant Improvements. The initial tenant improvements (the "Initial Tenant Improvements") shall be constructed by Tenant in accordance with the Tenant Improvement Plans as defined in Section 28(b) below and in accordance with the terms and conditions of this Section 28.

     (b) Tenant Improvement Plans. Landlord and Tenant have approved the space plans for the Initial Tenant Improvements prepared by Tenant's architect and attached to this lease as Exhibit "J" (the "Fit Plan") (the parties acknowledge that the Fit Plan is preliminary, and Tenant may propose refinements thereto for Landlord's approval, which approval shall not be unreasonably withheld). Tenant will provide Landlord, on or before January 16, 2001, complete construction drawings and specifications for the Initial Tenant Improvements. The construction drawings and specifications shall be consistent with the approved Fit Plan. Within 3 business days after its receipt of the construction drawings and specifications, Landlord shall notify Tenant of its approval or disapproval thereof (which approval shall not be unreasonably withheld), and if Landlord disapproves thereof, the revisions that Landlord requires in order to obtain such approval. It is agreed that Landlord will not object to construction drawings and specifications to the extent that they conform to the approved Fit Plan. As promptly as reasonably possible thereafter, but no later than 3 business days after Landlord's response, Tenant shall submit to Landlord modified construction drawings incorporating appropriate revisions. Upon approval of the final construction drawings and specifications, Landlord's and Tenant's authorized representatives shall each evidence such approval by initialing the top of each sheet of the approved construction drawings and specifications. The approved construction drawings and specifications are herein termed the "Tenant Improvement Plans".

     (c) Construction. Tenant shall cause the Initial Tenant Improvements to be constructed (i) pursuant to the approved Tenant Improvement Plans by C-70 Construction, Bainey, or other general contractor approved by Landlord (which approval shall not be unreasonably withheld), (ii) in a good and workmanlike manner in compliance with all applicable Laws and Requirements and (iii) in accordance with the provisions of Sections 9 and 10 of this lease. Tenant shall deliver to Landlord copies of all certificates of occupancy, permits and licenses required to be issued by any authority in connection with Tenant's construction.

     (d)  Tenant Allowances.

          (i) Space Planning Services. Landlord shall provide Tenant an allowance of up to $60,000 toward architectural fees for preliminary space planning services. Landlord shall reimburse Tenant within 30 days following submission by Tenant to Landlord of a written request for payment and documentation reasonably acceptable to Landlord evidencing Tenant's costs. Landlord shall have the right to condition payment on receipt of lien waivers. Landlord shall have no obligation to disburse this allowance, or any other allowance, unless and until the contingencies in favor of Tenant set forth in
Section 37 below have lapsed or have been waived by Tenant, except that Landlord shall reimburse Tenant up to eight cents ($.08) per rentable square foot toward architectural fees payable by Tenant for Tenant's Fit Plan if Tenant terminates this lease pursuant to Section 37(a).

          (ii) Tenant Improvement Allowance. Landlord shall provide Tenant a leasehold improvement allowance of up to $30.00 per rentable square foot of the Premises (the "Allowance") toward the cost of the Initial Tenant Improvements (including the cost of architectural, engineering and construction drawings, of reasonable moving expenses, of obtaining necessary permits and of constructing the interior improvements, except that Tenant may not use the Allowance to pay for trade fixtures, equipment, furniture or other removable personal property of Tenant). The Allowance shall be disbursed to Tenant by Landlord promptly after submission by Tenant to Landlord of evidence of the costs and expenses of the Initial Tenant Improvements, evidence of payment thereof by Tenant, lien waivers from all persons supplying labor or materials to the Initial Tenant Improvements, and any other information or documentation that Landlord may reasonably request (including the requirements for final disbursement listed in the following paragraph). If the costs and expenses of the Initial Tenant Improvements, whether constructed by Landlord or by Tenant, exceed the Allowance, Tenant shall be solely responsible for payment of any excess. Landlord shall not charge Tenant a construction supervision or similar fee in connection with any oversight by Landlord of the construction of the Initial Tenant Improvements and Landlord shall not charge Tenant any fee for Landlord's review of plans or construction drawings for the Initial Tenant Improvements.

If Tenant requests, Landlord agrees to disburse the Allowance pursuant to monthly "draws", in accordance with this paragraph. To request a disbursement from the Allowance, Tenant may submit (no more frequently than monthly) an application for payment prepared by Tenant's contractor for the Initial Tenant Improvement work completed and Landlord will pay a pro rata portion (if the estimated costs for the construction of the Initial Tenant Improvements exceed the Allowance; Tenant shall be responsible to pay at that time its pro rata portion of the cost of the work covered by the application for payment) of a properly submitted application for payment based on the total estimated costs for the Initial Tenant Improvements. A properly submitted application for payment must include a general contractor's affidavit and unconditional lien waivers and subcontractor's lien waivers and an affidavit from Tenant's general contractor certifying the cost and stating that it has delivered to Landlord all lien waivers and that the contractor has paid all debts for Initial Tenant Improvements, all in form and substance reasonably acceptable to Landlord and such other documentation as Landlord may reasonably request. Landlord will pay its pro rata portion of a properly submitted application for payment within 30 days of receipt. Landlord will only pay the last installment of the Allowance upon final completion of the Initial Tenant Improvements, the issuance of a certificate of occupancy by the appropriate governmental authorities, receipt of Tenant's signed statement that it is satisfied with the Initial Tenant Improvements and that all contractors have been paid, receipt of a certificate of completion signed by Tenant's architect, and receipt of a complete set of "as built" plans and specifications. Landlord shall have no obligation to make any final disbursement of the Allowance, unless, in connection therewith, Tenant delivers to Landlord a statement signed by Tenant acknowledging that the entire Allowance has been disbursed in full to Tenant and that the offset rights provided in the following paragraph are of no further force or effect.

If Landlord shall default in its obligation to fund the Allowance, Tenant may provide Landlord written notice of default, which notice shall specify the amount of the Allowance Tenant claims Landlord has failed to pay. If Landlord fails to cure the default within 30 days following Tenant's notice, Tenant may set off the Allowance owed to Tenant against Minimum Annual Rent (but not payments of Operating Expenses) payable under this lease subject to the following condition: if Landlord disputes in good faith (by written notice to Tenant) Tenant's right to the claimed unfunded Allowance, Tenant shall have no right of setoff hereunder unless and until Tenant has obtained a final, non-appealable money judgment in favor of Tenant.

If the total Allowance disbursed by Landlord to Tenant (the "Actual Allowance") is less than $30.00 multiplied by the rentable square footage of the Premises (the "Available Allowance"), the Minimum Annual Rent payable with respect to each lease year during the initial Term will be decreased by an amount equal to
(i) the difference between the Available Allowance and the Actual Allowance disbursed, multiplied by (ii) .2055. For example, if the Actual Allowance disbursed is $100,000 less than the Available Allowance of $30 per rentable square foot, the Minimum Annual Rent payable in each lease year of the initial Term shall be decreased by $20,550 ($100,000 times .2055).

At Tenant's request (which request must be made prior to February 15, 2001), Landlord will increase the Allowance by an amount not to exceed $2.00 per rentable square foot (the "Increase"). In such event, the Minimum Annual Rent will be increased by an amount equal to the Increase multiplied by .2316. For example, if the Increase in the Allowance is $150,000, the Minimum Annual Rent will increase by $34,740 ($150,000 times .2316).

     (e) Access. From and after the satisfaction or waiver of the Tenant contingencies set forth in Section 37, Landlord will afford Tenant access, at Tenant's own risk, expense and responsibility, for purposes of installing the Initial Tenant Improvements, and Tenant's furniture, trade fixtures and equipment; provided, however, that until the base Building is substantially completed, Tenant will schedule its access through, and coordinate its construction activities with, Landlord and the base Building contractor so that the construction of the Initial Tenant Improvements do not interfere with or delay the completion of the base Building. Also, upon Tenant's timely request with respect to any component of the Initial Tenant Improvements that need to be installed or constructed prior to the completion of the base Building shell or a particular component thereof, Landlord will afford Tenant limited access to the Premises, subject to coordination with and the cooperation of the base Building contractor, for the construction or installation of such component. In connection with all access by Tenant or its contractors prior to the Commencement Date, Tenant shall abide by the terms and conditions of this lease including carrying the insurance specified by the lease, as if the term of this lease had already commenced, except that Tenant shall have no obligation to pay the Minimum Annual Rent or Annual Operating Expenses until the Commencement Date. Tenant shall, however, pay the charges for all utilities furnished to the Premises during Tenant's early-access period and after the substantial completion of the Base Building, as reasonably estimated by Landlord (with due consideration and care to estimate and exclude the expenses of any utilities relating to base Building construction or furnished to space outside of the Premises).

     (f) Commencement Date. The "Commencement Date" of this lease shall be the earlier of (i) the date Tenant occupies all or any portion of the Premises for the purpose of conducting business therein, or (ii) May 7, 2001 (provided, however, that this date shall be extended day for day by reason of any delay past March 1, 2001, in the substantial completion of the base Building shell, other than delay caused by Tenant or its contractors. In order for Landlord to assert a Tenant delay in the completion of the base Building pursuant to the preceding sentence, Landlord must notify Tenant in writing of any circumstance constituting a Tenant delay within 2 business days of Landlord's knowledge that such circumstance has resulted or is likely to result in a delay.

     The outside Commencement Date of May 7, 2001 shall also be extended day for day for any Excused Delay in the construction of the Initial Tenant Improvements. Excused Delay shall be mean delay in the substantial completion of the Initial Tenant Improvements resulting from the following, and only the following events or circumstances: floods, fire, tornado, earthquake or other casualties or natural disasters, war or national emergency, governmental restrictions and limitations or any cause similar to the foregoing beyond the reasonable control of Tenant or Tenant's contractors, subcontractors or suppliers, except that the term Excused Delay shall expressly exclude delays due to snow, cold weather or similar adverse weather conditions, strikes or other labor troubles or due to scarcity or unavailability of fuel, labor or materials (unless directly related to one of the expressly enumerated causes above). In order for Tenant to claim an extension of the Commencement Date resulting from an Excused Delay, Tenant must (i) notify Landlord in writing of any circumstance constituting an Excused Delay within 2 business days of Tenant's knowledge that such circumstance has resulted or is likely to result in a delay, and (ii) submit to Landlord a certification by Tenant's architect of the length of the delay resulting from such circumstance, which certification shall be subject to the reasonable review and approval of Landlord's architect. In no event shall Excused Delays, in the aggregate, exceed 60 days.

     (g) Move-in. Landlord, at Landlord's expense, shall cause the floor of the warehouse area to be cleaned by power washing prior to Tenant's move-in.

29. Parking. Landlord shall provide, and Tenant shall be entitled to the use of, not less than 4.2 unreserved parking spaces for each 1,000 rentable square feet of the Premises. Except as provided below, such parking shall be nonexclusive, undesignated and unreserved parking provided as part of the Building's common area parking facilities. In the event that Tenant does not require use of the loading area of the Building, Tenant's parking ratio shall be increased to 4.9 unreserved parking spaces for each 1,000 rentable square feet of the Premises. Tenant shall have the right at its expense to have up to two parking spaces in front of Tenant's entrance striped as a "no parking area", and Landlord will sign, at Tenant's expense, up to three parking spaces as Tenant's visitor parking, such signage to conform to Landlord's sign criteria for the Project. The striped and signed parking shall be part of, and not in addition to, the parking allocated to Tenant based on the ratios set forth above in this paragraph.

30. Telecommunications. Landlord will provide 400 pair copper service to D-mark in the main electrical room of the Building. Landlord shall run conduit to the property line stubbed for future cabling for Tenant's use in accordance with Exhibit "B". Landlord acknowledges that Tenant may, as part of the Initial Tenant Improvements and subject to Landlord's review and approval of Tenant's Plans with respect thereto, install T1 and ISDN lines to the Premises.

31.  Landlord's Environmental Representations.

     (a) Landlord has provided Tenant a copy of the following environmental assessments and reports regarding the Property:

         . Environmental Site Assessment, Lot 2, Block 1, Worldwide Addition, prepared by American Engineering Testing, Inc. dated February 25, 2000 (AET #03-00646)

         . Phase I Environmental Site Assessment Update; Lot 2 Block 1 Worldwide Addition, Bloomington, Minnesota, prepared by American Engineering Testing, Inc., dated September 12, 2000

         . Review of Phase I Environmental Site Assessment and Phase I Update; Lot 2, Block 1, Worldwide Addition; Bloomington, MN; prepared by LawGibb Group, dated September 19, 2000

         Landlord represents to Tenant that the foregoing is a complete list of all studies and reports in Landlord's possession or under Landlord's control with respect to hazardous substances or Restricted Activities (as defined in Section 4 of the lease) on or about the Property. Landlord will provide Tenant a copy of any additional or updated environmental assessments obtained by Landlord in connection with its acquisition or development of the Property. Except as may be disclosed in the reports listed above, Landlord has no actual knowledge of the presence of any hazardous substances on or about the Property. Landlord has no actual knowledge of, and has received no notice from any governmental authority regarding, any inquiry, investigation or proceeding regarding hazardous substances or Restricted Activities on or about the Property.

     (b) Landlord represents that the base Building will be constructed in compliance, in all material respects, with all applicable environmental Laws and Requirements as applied, enforced and interpreted as of the date the building permit is issued.

32. Extension Option. Tenant shall have the right and option to extend the Term of this lease for two (2) additional extension terms of three (3) years each. Each extension option must be exercised, if at all, by giving Landlord prior written notice, at least nine (9) months in advance of the expiration date of the initial lease Term or first extension Term, as the case may be, of Tenant's election to extend the lease Term. Except as follows, and subject to the following conditions, each extension Term shall be under the same terms and conditions as provided in the lease:

     (a) Tenant's extension option shall be void at Landlord's option if there exists any event of material default by Tenant under this lease beyond any applicable notice and cure period at the time Tenant exercises an extension option or as of the commencement date of the extension term;

     (b) there shall be no options to extend the Term beyond the second extension term;

     (c) Tenant shall accept the Premises in their "as is" condition, without any obligation on the part of Landlord to provide any tenant improvements or tenant improvement allowance; and

     (d) the Minimum Annual Rent for the extension term shall be as follows:

         First Extension Term
         --------------------

             Lease Year          Annual             Monthly           PSF
             ----------          ------             -------           ---

                  8           $1,085,250.00       $ 90,437.50        $14.47
                  9            1,108,500.00         92,375.00         14.78
                 10            1,132,500.00         94,375.00         15.10

         Second Extension Term
         ---------------------

             Lease Year          Annual             Monthly           PSF
             ----------          ------             -------           ---

                 11           $1,157,250.00       $ 96,437.50        $15.43
                 12            1,182,000.00         98,500.00         15.76
                 13            1,207,500.00        100,625.00         16.10

Upon the timely exercise of an extension option, at the request of either party the parties hereto will enter into an appropriate amendment to the lease incorporating the terms of the lease extension.

33. Right of First Offer: Building. The term "Building Offer Space" herein means any rentable space in the 5775 Building not included in the Premises. Landlord agrees that Landlord will not, without Tenant's prior written consent, enter into any initial lease of all or part of the Building Offer Space to any third party having a term (including all tenant extension options) that extends beyond the expiration date of the initial Term of this lease. Landlord further agrees that if Landlord enters into any initial lease of the Building Offer Space consisting of 6,000 rentable square feet or less, the term (including all tenant extension options) of such lease shall not exceed 60 months. After the initial leasing of the Building Offer Space, in the event such Building Offer Space becomes available for lease at any time during the Term because of the expiration or termination of an existing lease (Landlord shall not extend or renew any existing lease other than pursuant to options provided in such lease without first offering the space to Tenant under this Section), Landlord shall give Tenant written notice of the availability of such Building Offer Space and of the Minimum Annual Rent for such Building Offer Space (determined as provided below), and Tenant shall have the right, at its option, to lease such Building Offer Space provided (a) Tenant delivers to Landlord written notice exercising its right to lease such Building Offer Space within 30 days of receipt of Landlord's notice of availability of such Building Offer Space, and (b) Tenant is not in default in any material respect under this lease at the time Tenant exercises its right to lease such Building Offer Space and at the time Tenant is to take possession of such Building Offer Space. If Tenant fails to exercise timely its right to lease such Building Offer Space with respect to a particular notice of availability given by Landlord, Tenant will have no further right to lease such Building Offer Space, and this right of first offer shall terminate with respect to such Building Offer Space, provided, however, that any portion of such Building Offer Space that remains unleased as of the date that is six months following Landlord's notice of availability must be re-offered to Tenant in accordance with this Section. If Tenant elects to exercise its right to lease such Building Offer Space, the terms, conditions and covenants applicable to such Building Offer Space shall be as set forth in this lease, except that the Minimum Annual Rent regarding such space shall be equal to 102% of the Minimum Annual Rent that was scheduled to be paid (without accounting for abatement, offset or any other reduction) by the prior tenant of the Offer Space over the last lease year in which the prior tenant paid or was to pay full Minimum Annual Rent, and such Minimum Annual Rent shall increase 2% (compounded) per lease year during the term of this lease with respect to the Offer Space, and the Building Offer Space shall be delivered to Tenant in an "as is" condition. The commencement date for the lease covering such space shall be the date following the exercise of such option on which such space is first made available to Tenant. If Tenant exercises its right to lease such space, Landlord and Tenant shall execute and deliver an appropriate amendment to this lease regarding the lease of such space. The foregoing notwithstanding, Tenant shall have no right to lease any Building Offer Space unless at least two (2) full years remain in the Term hereof or unless Tenant has the right to extend the Term and does so in connection with its lease of the Building Offer Space. As noted above, Tenant shall not have any offer rights with respect to the initial leasing of any space in the Building, but these offer rights shall apply when such initial leases expire or terminate.

34. Right of First Offer: Project. The term "Project Offer Space" herein means any rentable space in the Project, excluding the "Building Offer Space". Tenant shall not have any offer rights with respect to the initial leasing of any Project Offer Space, but these offer rights shall apply when such initial leases expire or terminate. After the initial leasing of the Project Offer Space, in the event any Project Offer Space becomes available for lease at any time during the Term and the party, if any, in possession of such Project Offer Space does not desire to remain in possession, Landlord shall give Tenant written notice of the availability of such Project Offer Space and of the proposed Minimum Annual Rent for such Project Offer Space (determined as provided below), and Tenant shall have the right, at its option, to lease such Project Offer Space provided
(a) Tenant delivers to Landlord written notice exercising its right to lease such Project Offer Space within 30 days of receipt of Landlord's notice of availability of such Project Offer Space, and (b) Tenant is not in default in any material respect under this lease at the time Tenant exercises its right to lease such Project Offer Space and at the time Tenant is to take possession of such Project Offer Space. If Tenant fails to exercise timely its right to lease such Project Offer Space with respect to a particular notice of availability given by Landlord, Tenant will have no further right to lease such Project Offer Space, and this right of first offer shall terminate with respect to such Project Offer Space, provided, however, that any portion of such Project Offer Space that remains unleased as of the date that is six months following Landlord's notice of availability must be re-offered to Tenant in accordance with this Section. If Tenant elects to exercise its right to lease such Project Offer Space, the terms, conditions and covenants applicable to such Project Offer Space shall be as set forth in this lease, except that the Minimum Annual Rent regarding such space shall be equal to 102% of the Minimum Annual Rent that was scheduled to be paid (without accounting for abatement, offset or any other reduction) by the prior tenant of the Offer Space over the last lease year in which the prior tenant paid or was to pay full Minimum Annual Rent, and such Minimum Annual Rent shall increase 2% (compounded) per lease year during the term of this lease with respect to the Offer Space, and the Project Offer Space shall be delivered to Tenant in an "as is" condition. The commencement date for the lease covering such space shall be the date following the exercise of such option on which such space is first made available to Tenant. If Tenant exercises its right to lease such space, Landlord and Tenant shall execute and deliver an appropriate amendment to this lease regarding the lease of such space. The foregoing notwithstanding, Tenant shall have no right to lease any Project Offer Space unless at least two (2) full years remain in the Term hereof or unless Tenant has the right to extend the Term and does so in connection with its lease of the Project Offer Space. As noted above, Tenant shall not have any offer rights with respect to the initial leasing of any space in the Project, but these offer rights shall apply when such initial leases expire or terminate.

35. Closing Contingency. Pursuant to that certain Purchase Agreement (the "Purchase Agreement") by and between West Bloomington Technology Park, LLC, as Seller, and Landlord, as Buyer, dated September 18, 2000, Landlord has the right and obligation to purchase the Property upon the substantial completion of the Building by Landlord's seller, West Bloomington Technology Park, LLC. This lease, and Landlord's obligation hereunder, is contingent upon Landlord closing on its acquisition of the Property, provided, however, that if this lease is terminated based on this contingency, Landlord shall remain obligated to pay to Tenant that portion of the Tenant Improvement Allowance necessary to fully reimburse Tenant for all costs and expenses incurred by Tenant with respect to the construction of the Initial Tenant Improvements through the date of termination. Landlord covenants and agrees that it will perform its obligations as buyer under the Purchase Agreement, and that Landlord will close on its acquisition of the Property, provided that West Bloomington Technology Park, LLC performs its obligations under the Purchase Agreement. In connection with the foregoing contingency, Landlord represents that (i) Landlord has completed its due diligence with respect to the Property, and, absent any material adverse change with regard to the Property between the date hereof and the closing of the purchase, the only contingency to Landlord's obligation to close on the acquisition of the Property is that West Bloomington Technology Park, LLC cause the base Building and site improvements to be substantially completed in accordance with the provisions of the Purchase Agreement and that West Bloomington Technology Park LLC perform its other material obligations under the Purchase Agreement, and (ii) Landlord is not currently aware of any events or circumstances that are likely to prevent the substantial completion of the base Building on or before the target date of February 1, 2001. Landlord agrees that if Landlord becomes aware of any fact or circumstance that would be likely to cause the substantial completion of the base Building to be delayed past the target completion date of February 1, 2000, Landlord shall promptly give Tenant written notice thereof.

The foregoing notwithstanding, Tenant agrees that in the event Landlord fails to close on its acquisition of the Property, Landlord may, at the request of West Bloomington Technology Park, LLC, assign this lease, with Tenant's consent, to West Bloomington Technology Park, LLC, in which event this lease shall continue in full force and effect so long as West Bloomington Technology Park, LLC assumes and agrees to perform the obligations of Landlord hereunder, including, but not limited to, the construction obligations of Landlord set forth in
Section 3 of this lease. Tenant further agrees (i) that it will not unreasonably withhold its consent to such assignment, and (ii) there shall be no restrictions on Landlord's right to assign this lease or transfer its interest in the Property after Landlord becomes the fee owner of the Property.

36. Site Development. Landlord represents to Tenant that pursuant to the Purchase Agreement described in Section 35 above, that West Bloomington Technology Park, LLC is obligated to Landlord to construct the Project in three Phases in accordance with, and as shown on, the Site Plan. Landlord further represents that so long as West Bloomington Technology Park, LLC performs its obligations under the Purchase Agreement, Landlord is obligated to purchase the Project Phase by Phase as construction proceeds. Landlord may, however, elect to stop the construction of Buildings in a Phase of the Project if Landlord's leasing of the previous Phase has not reached certain thresholds. Landlord represents to Tenant that if this lease is fully executed (with all contingencies in favor of Tenant waived or expired) on or before the date that Landlord purchases Phase I (this is the Phase that includes the Building) as shown on the Site Plan, that the parties to the Purchase Agreement are obligated thereunder to proceed with the construction of the Phase II Buildings. Landlord represents to Tenant that if Phase II is 50% leased on terms acceptable to Landlord at the time Landlord purchases the Phase II Buildings, then the parties are obligated under the Purchase Agreement to proceed with the construction of the Phase III Building. In connection with the development of the Project, Landlord and Tenant agree that (i) Landlord will not make any changes to the Site Plan that would materially and adversely affect access to the Building, that would reduce the parking available to the Building below the thresholds required under Section 29 of this lease, that would materially change the proximity of such parking to the Building, or that would materially and adversely impact the visibility of the Building, without in each instance first obtaining Tenant's written consent, (ii) although Landlord presently intends to proceed with Phase II and Phase III of the Project, and may be contractually obligated to do so under the Purchase Agreement, Landlord shall have no liability to Tenant if Landlord for any reason, elects not to proceed with the construction and acquisition of the Phase II and Phase III buildings, or, subject to clause (i) of this sentence, elects to develop the remainder of the Project in a manner different from that shown on the Site Plan.

Tenant acknowledges that, when Landlord acquires Phase I, Landlord will acquire fee title to the Building and the lot on which the Building is located, which lot approximates the Building footprint. A declaration of easements and operating covenants (the "Declaration") will provide parking, access, utilities and other Common Area rights and amenities appurtenant to the Building. Landlord represents to Tenant that, pursuant to the Declaration, Landlord shall have the requisite right and interest in the Project to grant to Tenant all appurtenant rights granted to Tenant in this lease, including, but not limited to parking, utilities and access. Landlord agrees that Landlord shall not enter into any amendment or modification of the Declaration that will materially and adversely affect or diminish any such rights afforded Tenant under this lease. Landlord may include in Operating Expenses any costs and expenses to which the Property may be subject under the Declaration, but subject in all cases to the exclusions and limitations on Operating Expenses set forth in Exhibit "E" attached to this lease.

37.  Tenant Contingencies.

     (a) City Approval. Tenant may terminate this lease by written notice to Landlord given on or before 5 p.m. Central Time on January 10, 2001, time being of the essence, if Tenant has not by that date and time received City of Bloomington approval or other City assurances acceptable to Tenant confirming that Tenant's proposed plans and uses are permitted under applicable zoning and development approvals. If Tenant fails to timely give notice of termination as provided above, this lease shall remain in full force and effect, binding upon Tenant in accordance with its terms.

     (b) Board Approval. This lease is contingent upon the approval of this lease by Tenant's Board of Directors. Tenant will notify Landlord of such approval by the end of the business day following the date on which such approval is adopted, and will provide with such notice certified resolutions or other evidence reasonably acceptable to Landlord of such Board approval. If such Board approval is not granted by January 17, 2001, either Landlord or Tenant may terminate this lease by giving written notice to the other. At the request of either party following such approval, Landlord and Tenant agree to confirm in writing that this contingency has been satisfied.

38. Broker's Commission. In connection with the leasing of space in the Project, Woodbridge Partners, Inc. ("Broker") has introduced MGI Pharma, Inc. ("MGI Pharma") as a prospective tenant of the Project and will be entitled to the payment of a Commission ("Commission") in connection with the leasing of space in the Project by Liberty Property Trust, the Landlord of the Project ("Landlord"), to MGI Pharma according to the terms as set forth herein.

Landlord shall pay Broker a Commission, as provided below, with respect to the Premises initially leased by MGI Pharma (the "Initial Space") pursuant to this lease, with respect to any expansion space leased to MGI Pharma in the Project ("Expansion Space"), and with respect to any renewal or extension of any lease (whether pursuant to an express extension right granted in this lease or otherwise) by MGI Pharma for any space in the Project ("Lease Renewal").

The Commission for the Initial Space shall be $3.00 per rentable square foot. The Commission for any Expansion Space shall be paid at the rate of sixty cents ($0.60) per rentable square foot per year for the term of the Expansion Space, not to exceed in any event $3.00 per rentable square foot. The Commission for any Lease Renewal shall be paid at the rate of sixty cents ($0.60) per rentable square foot per year of the renewal lease term, not to exceed for any single renewal event $3.00 per rentable square foot. The Commission with respect to the Initial Space shall be payable one-half upon the waiver or satisfaction of the Tenant contingencies provided in Section 37, and one-half upon the commencement of payments by MGI Pharma of the full minimum annual rent and additional rent hereunder. The Commission with respect to any Expansion Space shall be payable one-half upon the full execution and delivery of the lease amendment adding Expansion Space, and one-half upon the commencement of payments by MGI Pharma of the full minimum annual rent and additional rent thereunder. The Commission with respect to a Lease Renewal shall be payable one-half upon the full execution and delivery of the document binding Landlord and MGI Pharma to the renewal or extension term, and one-half upon the commencement of payments by MGI Pharma of the full minimum annual rent and additional rent for the renewal or extension term.

Landlord acknowledges that Woodbridge Partners, Inc. represents MGI Pharma and that Landlord does not rely on Woodbridge Partners, Inc. for advice or representation. If MGI Pharma notifies Landlord in writing that MGI Pharma has retained a real estate broker other than Woodbridge Partners, Inc. to represent it in connection with any extension, renewal, expansion or new lease in the Project, Landlord shall not be obligated to pay Woodbridge Partners, Inc. a commission with respect to any such lease transaction consummated following such notice.

MGI Pharma represents and warrants to Landlord that Woodbridge Partners, Inc. is the only broker or finder that MGI Pharma has had any dealings, negotiations or consultations with relating to the Premises or this transaction and that no other broker or finder called the Premises to MGI Pharma's attention for lease or took any part in any dealings, negotiations or consultations relating to the Premises or this lease. MGI Pharma agrees to be responsible for, indemnify, defend and hold harmless Landlord from and against all costs, fees (including, without limitation, attorney's fees), expenses, liabilities and claims incurred or suffered by Landlord arising from any breach by MGI Pharma of MGI Pharma's foregoing representation and warranty, excluding any other broker retained by MGI Pharma in connection with an expansion or renewal of whom MGI Pharma notifies Landlord.

39. Satellite Dish. Provided that Tenant is not in material default (beyond applicable cure periods) under this lease, Tenant shall have the right to install, maintain and repair up to three (3) satellite dish antennae (the "Antennae") on the Property under and subject to the following conditions:

     (a) Tenant shall comply with all Laws and Requirements.

     (b) Tenant shall obtain Landlord's prior approval of the location of the Antennae on the Property and of the specifications for the Antennae. If Landlord approves installation of the Antennae on the roof of the Building, Tenant agrees to consult with Landlord's roofing contractor prior to installation and strictly to comply with the roofing contractor's recommendations and requirements. Tenant shall pay all costs incurred by Landlord in connection with the Antennae including without limitation all architectural, engineering, contractors' and legal fees.

     (c) Tenant shall comply with the provisions of Sections 9(b)(i) through
         (iv) of this lease.

     (d) At least 3 business days prior to installation, Tenant shall notify Landlord of the date and time of the installation. Tenant shall install the Antennae only if Landlord is present with Tenant at the installation.

     (e) Tenant shall maintain the Antennae in a safe, good and orderly condition. The installation, maintenance, repair and removal of the Antennae shall be performed at Tenant's sole expense in a manner which will not impair the integrity of, damage or adversely affect the warranty applicable to, the roof or any other portion of the Property.

     (f) No later than the expiration or sooner termination of the Term, at Tenant's sole expense, Tenant shall remove the Antennae and repair any resulting damage.

     (g) Tenant's indemnification of Landlord pursuant to Section 15 of this lease also applies to the Antennae and Tenant's use of any portion of the Property therefor. Without limiting the foregoing, Tenant solely shall be responsible for any damages or injury caused by or in any way relating to the Antennae, including, but not limited to, damage or injury caused by reason of the Antennae collapsing or being blown from the roof or any other portion of the Property.

     (h) Use of the Antennae shall be limited to the personal use of Tenant or the personal use of any subtenant or assignee occupying the Premises; Tenant shall have no right to license, lease or sublet the use of the Antennae to any third party; without limiting the foregoing, the Antennae shall not be used to provide any collocation rights or services or otherwise for commercial purposes by any company in the communications business.

40. Back-up Generator. Subject to Landlord's reasonable approval of the size and location thereof, Tenant shall have the right, at its expense, to install, maintain, operate, repair and replace as necessary a back-up generator serving the Premises. Tenant shall be responsible for obtaining any necessary permits or other approvals for the installation and operation of the generator, and shall comply with all Laws and Requirements applicable thereto. Upon the expiration or termination of this lease, Tenant, at its expense, shall remove the generator and any related installations, shall repair any damage resulting from such removal, and shall restore the Property to the condition existing prior to the installation.

     IN WITNESS WHEREOF, and in consideration of the mutual entry into this lease and for other good and valuable consideration, and intending to be legally bound, Landlord and Tenant have executed this lease.

Date signed:                    Landlord:

1/03/01                         LIBERTY PROPERTY LIMITED PARTNERSHIP

                                By: Liberty Property Trust, Sole General Partner

                                By: /s/ Robert L. Kiel
                                   ---------------------------------
                                   Name: Robert L. Kiel
                                   Title: Senior Vice President
                                          Regional Director

                                                   --------------------------

                                                   ___Regional Manager

                                                   ___Leasing Representative

                                                   ___Property Manager

                                                   --------------------------


Date signed:                    Tenant:

12-21-00                        MGI PHARMA, INC.


                                By: /s/ Chuck Blitzer
                                    --------------------------------
                                    Its:  CEO
                                        ----------------------------

                                                  [Initials 1/2/01 and 12/20/00]